EXHIBIT 21.1

LINCARE HOLDINGS INC. ACTIVE SUBSIDIARIES AND
PARTNERSHIPS

DELAWARE CORPORATIONS:

     1) Alpha Respiratory Inc.

     2) Gamma Acquisition Inc.

     3) Health Care Solutions at Home Inc.

     4) Home-Care Equipment Network Inc.

     5) Lincare Holdings Inc.

     6) Lincare Inc.

     7) Lincare Licensing Inc.

     8) Lincare Pharmacy Services Inc.

     9) Lincare Procurement Inc.

     10) Med 4 Home Inc.

     11) HCS Lancaster LLC

INDIANA CORPORATION:

     1) ConvaCare Services Inc.

MICHIGAN LIMITED LIABILITY COMPANY:

     1) Healthlink Medical Equipment LLC

NEW YORK CORPORATION:

     1) Lincare of New York Inc.